UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2025

Palladyne AI Corp.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39897	85-2838301
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 South 500 West, Suite 150
Salt Lake City, Utah		84101
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (888) 927-7296

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PDYN	The Nasdaq Stock Market LLC
Redeemable warrants, exercisable for shares of Common Stock at an exercise price of $69.00 per share	PDYNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 11, 2025, Palladyne AI Corp. (the "Company") held its 2025 annual meeting of stockholders (the "Annual Meeting"). At the Annual Meeting, 23,811,690 shares of the Company’s common stock, or approximately 66.67% of the total shares entitled to vote, were present in person or by proxy and voted on the following proposals, which are described in more detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on April 22, 2025:

Proposal One - Election of Class I Directors. The following nominees were elected as Class I directors to hold office until our 2028 annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier death, resignation or removal.

Nominee	For	Withhold	Broker Non-Votes
Admiral Eric T. Olson (Ret.)	13,892,465	3,011,642	6,907,583
Benjamin G. Wolff	16,791,748	112,359	6,907,583

Proposal Two - Ratification of Appointment of Independent Registered Public Accounting Firm. The appointment of KPMG LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2025 was ratified.

For	Against	Abstain	Broker Non-Votes
23,523,536	39,256	248,898	—

Proposal Three - Approval of Restricted Stock Award(s) to our President and Chief Executive Officer. The restricted stock award(s) to our President and Chief Executive Officer was approved.

For	Against	Abstain	Broker Non-Votes
16,082,510	571,638	249,959	6,907,583

As more fully described in the proxy statement for the meeting, in December 2024, the Company entered into an amended and restated employment agreement (the “Wolff Agreement”) with Mr. Wolff that extended the term of his employment as our President and Chief Executive Officer through the end of 2027. Under the Wolff Agreement, Mr. Wolff is entitled, among other employment benefits, to a targeted net cash salary of $1.00 (after deductions for taxes and employee benefit contributions) for 2025 and a cash salary of $250,000 (prior to applicable withholding and deductions) per year for 2026 and 2027. The Wolff Agreement also provides that Mr. Wolff will not be entitled to participate in our bonus plan for 2025, though he will be eligible for discretionary bonuses as determined by our Board of Directors or a duly authorized committee, and that Mr. Wolff will be eligible to participate in our annual bonus plan for 2026 and 2027 with a target opportunity of 150% of his then annual base salary. We believe that this is significantly below the levels of cash compensation provided to CEOs of other similar public companies and of similar experience as Mr. Wolff. Mr. Wolff's willingness to receive lower levels of regular cash compensation as described above with respect to his salary and bonus was tied to receiving compensation based on our stock price, which we believe strongly aligns his interests with those of our stockholders. As a result, the Wolff Agreement entitles Mr. Wolff to a cash payment with respect to the value of 1,800,000 shares of our common stock (as proportionately adjusted for any stock splits, dividends, combinations and the like) at the end of the current term based on the volume-weighted average closing price for our common stock for the 10 consecutive trading days ending on the trading day prior to the date of the event triggering payment (the “Wolff Cash Payment”) such as continued service through October 31, 2027 or an earlier change in control. The Wolff Agreement goes on to provide that the amount of the Wolff Cash Payment will be reduced on a 1.2 to 1 basis by the amount of any restricted stock awards we grant to Mr. Wolff prior to the payment date of the Wolff Cash Payment, up to a total of 1,500,000 shares that are scheduled to vest on the earliest of the payment events for the Wolff Cash Payment. Please refer to the proxy statement or the Wolff Agreement, filed as Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on December 27, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Palladyne AI Corp.

Dated:	June 12, 2025	By:	/s/ Stephen Sonne
		Name: Title:	Stephen Sonne Chief Legal Officer & Secretary